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                                                                    Exhibit 7(a)

                           SINGLE LIFE PERMANENT POOL

1.   PLANS REINSURED

     This Agreement covers business written by Provident Mutual Life Insurance Company and by its subsidiary, Providentmutual Life and Annuity Company of America on the following products:

     Automatically and facultatively reinsure the following plans and riders:

     Plans:                                  Riders:
     Options Premier                         Additional Insurance Benefit
     Whole Life II                           Other Insured Term Rider
     Portfolio II                            Waiver of Premium
     Special Term                            Waiver of Monthly Deductions
     ProvFlex UL                             Change of Insured
     Face Amount Increases                   Guaranteed Purchase Option
                                             Long Term Care Acceleration Benefit
                                             Long Term Care Waiver
                                             Accelerated Death Benefit

2.   AUTOMATIC BINDING LIMITS
     Automatic reinsurance coverage shall apply only to residents of the United States, Canada and Puerto Rico.

     A. LIFE: Pool binding limit is 16 times the Company's retention. Pool Binding is in excess of the Company's retention.

          The participant's share of the reinsurance pool is 25%

     B.   WAIVER: Same as Life, not to exceed face amounts of $5,000,000.

     C.   ACCIDENTAL DEATH: Not applicable.

3.   RETENTION LIMIT

     Policy Size              Retention

     Up to $100,000           Provident will keep 100% of each policy up to
                              full retention

     $100,001 and over        Provident will keep 20% of each policy up to
                              full retention

4.   MINIMUM CESSION
     Amounts of Reinsurance less than $25,000 will not be ceded under this agreement.






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5.   JUMBO LIMITS

     A. LIFE: $50,000,000

     B. WAIVER: Not to exceed face amounts of $5,000,000.

     C. ACCIDENTAL DEATH: Not applicable

6.   BASE POLICY RATES

          The reinsurers and renewal rates are as follows. These rates are percentages of the 1975-1980 Select and Ultimate Mortality tables. First year rates are zero.

Company        Preferred      Nonsmoker      Smoker
Cologne

ERC              34%            48%            99%

RGA

Transamerica


7.   OTHER ALLOWANCES


     Additional Insurance Benefit            Same YRT rates as base policy
     Other Insured Term Rider

     Waiver of Premium                       75% First year, 10% renewal years
     Waiver of Monthly Deductions
     Long Term Care Acceleration Benefit
     Long Term Care Waiver

     Flat Extras                             6 Years or more:
                                             75% First year, 10% renewal years

                                             1-5 Years: 10% all years.


8.   Effective Date - October 1, 2001

          EXCEPTION: THE NEW RATES FOR THE BASE POLICIES WILL BE EFFECTIVE AUGUST 1, 2001 FOR COLOGNE, ERC AND RGA WHO ARE IN THE CURRENT SINGLE LIFE POOL.